UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021 (February 10, 2021)

LUMOS PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4200 Marathon Blvd., Suite 200 Austin, TX 78756
(Address of principal executive offices)

Registrant's telephone number, including area code: (512) 215-2630

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LUMO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2021, Emmett Cunningham notified Lumos Pharma, Inc. ("Lumos" or the "Company")) that he resigned his position as a member of the board of directors of Lumos (the "Board") effective immediately. Dr. Cunningham's professional obligations have increased, and he has determined that it will not be feasible for him to continue as a member of the Board. Dr. Cunningham served as a director of the pre-merger Lumos Pharma, Inc. since 2016. His resignation is not due to any disagreement with the Company regarding any of its operations, policies or practices.

On February 13, 2021, the Board appointed Dr. An van Es-Johansson, M.D. as a Class I director of the Company to fill the vacancy created upon Dr. Cunningham's resignation. Dr. van Es-Johansson was appointed for a term expiring at the Company's 2022 annual stockholder's meeting. The Board also appointed Dr. van Es-Johansson to the Company's nominating and corporate governance committee.

Dr. An van Es-Johansson is the Chief Medical Officer and Head of Development for AlzeCure Pharma, a Swedish pharmaceutical company with a primary focus on Alzheimer's disease and will transition to a Senior Advisor role on March 1, 2021. Dr. van Es-Johansson's early work in the life science industry focused on the clinical development of recombinant human growth hormone (rhGH) therapeutics for Turner Syndrome and other endocrine disorders at both Eli Lily and Pharmacia Upjohn. From 2005 to 2018, Dr. van Es-Johansson served in a range of executive roles of increasing responsibility at Sobi, an international rare disease company headquartered in Stockholm, Sweden. Dr. van Es-Johansson has leadership experience within large pharmaceutical and smaller biotechnology companies, including Roche, Actice Biotech and BioStratum. From 2004 to 2016 she was a member of the Scientific Advisory board for Uppsala Bio and currently serves on the board of directors at Medivir AB, Savara Inc. (Nasdaq: SVRA), PLUS Therapeutics, Inc. (Nasdaq: PSTV) and Agendia BV. Dr. van Es-Johansson received a M.D. from Erasmus University, Rotterdam, The Netherlands.

In connection with Dr. van Es-Johansson's appointment, on February 16, 2021, the Company granted Dr. van Es-Johansson options and restricted stock units ("RSUs") under the Company's Amended and Restated 2009 Equity Incentive Plan (the "2009 Plan") to purchase 5,729 shares of the Company's common stock, at an exercise price of $17.86 per share, the closing price of the Company's common stock on the Nasdaq Global Market on the date of the grant. The option awards granted to Dr. van Es-Johansson will vest as to one-third of the shares subject to the options will vest on the one-year anniversary of the grant date and the remaining two-thirds of the shares will vest in a series of 24 successive, substantially equal monthly installments thereafter. The Company also granted Dr. van Es-Johansson 733 RSUs in connection with her appointment. The RSUs will vest in three substantially equal annual installments on each of the first, second and third anniversary of grant date. The vesting of the equity awards assume Dr. van Es-Johansson's continued service to the Company as of each such date.

In connection with her appointment to the Board, Dr. van Es-Johansson and the Company entered into an Indemnity Agreement in the same form as has previously been entered into with the Company's other directors. The Indemnity Agreement will provide indemnity to Dr. van Es-Johansson against liabilities incurred in the performance of her duties to the maximum extent permitted by Delaware corporate law and the Company's Bylaws. The Company's form of Indemnity Agreement is filed as Exhibit 10.11 to the Company's Form S-1/A filed on November 8, 2011.

There is no arrangement or understanding between Dr. van Es-Johansson and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Dr. van Es-Johansson and any of the Company's other directors or executive officers. Dr. van Es-Johansson does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Item 7.01    Regulation FD Disclosure

On February 16, 2021 the Company issued a press release announcing the appointment of Dr. van Es-Johansson to the Board, a copy of which is attached as Exhibit 99.1 to this report and incorporated in this Item 7.01 by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statement and Exhibits

(d)    Exhibits

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 16, 2021, entitled "Lumos Pharma Announces Changes to its Board of Directors"

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    February 16, 2021

LUMOS PHARMA, INC., a Delaware corporation

By:	/s/ Richard J. Hawkins
Richard J. Hawkins
Its:	Chief Executive Officer